Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Contract”) is made and entered into as of the Effective Date (as hereinafter defined) by and among CMH HOLDING CO., a Maryland non-stock corporation (“Holding”), CMH II HOLDING CO., a Maryland non-stock corporation (“Holding II”), CALVERT MEDICAL ARTS CENTER, LLC, a Maryland limited liability company (“Medical Arts” and together with Holding and Holding II, “Sellers”), each having an address at 100 Hospital Road, Prince Frederick, Maryland 20678, Attn: James J. Xinis, CALVERT MEMORIAL HOSPITAL OF CALVERT COUNTY, a Maryland non-stock corporation (“Hospital”), having an address at 100 Hospital Road, Prince Frederick, Maryland 20678, Attn: James J. Xinis and CHP PARTNERS, LP, a Delaware limited partnership, (“Purchaser”), having an address at 450 S. Orange Avenue, Suite 1200, Orlando, FL 32801, Attn: Tracey Bracco and James Schmid. The “Effective Date” shall be the date the Title Company (as hereinafter defined) receives an original counterpart of this Contract signed by both Sellers and Purchaser, as evidenced by the Title Company’s signature hereto.

RECITALS

A. Hospital is the ground lessor under that certain Ground Lease Agreement (the “MOB I Ground Lease”) dated June 22, 1989, with CALVERT MEDICAL OFFICE BUILDING LIMITED PARTNERSHIP, a Maryland limited partnership (“Limited Partnership”), as ground lessee, for that property, including a three (3) story medical office building, more fully described therein and known generally as “MOB I”.

B. Hospital is the ground lessor under that certain Ground Lease Agreement (the “MOB II Ground Lease”) dated October 31, 1997, with Holding II, as ground lessee, for that property, including a three (3) story medical office building, more fully described therein and known generally as “MOB II”.

C. Hospital is the ground lessor under that certain Ground Lease Agreement (the “MOB III Ground Lease”) dated as of January 1, 2000, with Holding II, as ground lessee, for that property, including a three (3) story medical office building, more fully described therein and known generally as “MOB III”.

D. Hospital is the ground lessor under that certain Ground Lease Agreement (the “Medical Arts Ground Lease”, and together with the MOB I Ground Lease, the MOB II Ground Lease and the MOB III Ground Lease, the “Campus Ground Leases”) dated as of December 1, 2007, with Medical Arts, as ground lessee, for that property, including a four (4) story medical office building (including basement), more fully described therein and known generally as the “Medical Arts Center”.

E. Holding II is the owner of that property known generally as 10845 Town Center Boulevard, Dunkirk, Maryland, which is improved by a two (2) story medical office building (the “Dunkirk Building”).

F. Holding is the ground lessee under that certain Ground Lease Agreement (the “Solomons Island Ground Lease”) dated August 20, 1998, with Bedford C. Glascock, Donald K. Smith and Sarah Elizabeth Smith (collectively, “Glascock”) for that property, including a two (2) story medical office building, more fully described therein and known generally as the “Solomons Island Building, and together with MOB II, MOB III, the Medical Arts Center and the Dunkirk Building, the “Improvements”. Holding is also the ground lessee under that certain Lease (the “Parking Lease”) dated October 13, 1998, with Board of County Commissioners of Calvert County, for additional parking for the Solomons Island Building, more fully described therein (the “Parking Lot”).

G. Sellers desire to sell, assign and transfer to Purchaser and Purchaser desires to purchase all of Sellers’ right, title and interest in and to the foregoing described property and interests, as well as the other property described in this Contract, all in the manner as more fully set forth herein below.

ARTICLE I

Improvements

Section 1.01. Property. Sellers hereby agree to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Sellers, upon the terms and conditions set forth herein, the following properties and assets:

(a) Sellers’ leasehold interests in the Campus Ground Leases and a leasehold interest in the Dunkirk Building and the land underlying the Dunkirk Building, pursuant to a new ground lease (the “Dunkirk Ground Lease”) to be executed at Closing (as hereinafter defined) by and between Holding II and Purchaser (collectively, the “Leasehold Interests”).

(b) A sublease interest in (i) the Solomons Island Ground Lease, and (ii) the Parking Lease (collectively, the “Sublease Interests”), pursuant to separate ground subleases (the “Solomons Subleases”) to be executed at Closing by and between Holding and Purchaser.

(c) All of Seller’s right, title and interest in and to the Improvements (except for the Solomons Island Building (which, pursuant to the terms of the Solomons Island Ground Lease, is owned by Glascock)).

(d) All of Sellers’ interest in all subleases (or, in the case of the Dunkirk Building, all leases) entered into by any of the Sellers wherein any of the Sellers subleased (or, in the case of the Dunkirk Building, leased) any portion of the

Improvements to any person (collectively, the “Leases”), together with all security deposits, prepaid rents and similar items attributable to periods after Closing, and any receivables attributable to periods after Closing for common area maintenance, taxes, insurance and/or other items, if any, due and payable under any lease for all or any portion of the Improvements.

(e) All of Sellers’ right, title and interest in all contract rights approved by Purchaser and all other intangible rights which are appurtenant to the Improvements and are assignable by Sellers, including all roof, HVAC and other warranties issued with respect to the Improvements (all of the foregoing being hereinafter collectively referred to as the “Intangible Improvements”).

(f) All of Sellers’ right, title and interest in all equipment, machinery, heating, plumbing, ventilation and air conditioning systems and carpet, tile, floor coverings, security devices, sprinkler systems, lobby furniture, common area artwork, tenant lease files, leasing records, built-in audio systems, keys, surveys, plans and specifications (whether in cad, electronic or other format but only to the extent owned and transferable by Seller without condition or consent), all other tangible personal property situated on and used in connection with the Improvements owned by Seller and in Seller’s possession (all of the foregoing being hereinafter collectively referred to as the “Personal Improvements”).

All of the foregoing items purchased under this Contract are collectively referred to as the “Property”.

Section 1.02. Excluded Property. The Property excludes any items or property owned by Glascock or the Board of County Commissioners of Calvert County or by any tenants of any of the MOBs (including any items or property owned by the Hospital or owned by Sellers, in their capacity as tenants under any existing leases of any of the MOBs) as well as any exterior signage on any of the MOBs.

ARTICLE II

Purchase Price

Section 2.01. Purchase Price. The purchase price (the “Purchase Price”) is, subject to adjustment as set forth in Section 2.02, THIRTY-EIGHT MILLION NINE HUNDRED THIRTY-FIVE THOUSAND TWO HUNDRED FIFTY DOLLARS ($38,935,250.00). The Purchase Price will be paid by Purchaser to Sellers at the Closing in immediately available wire transfer funds. The Purchase Price shall be allocated among the Leasehold Interests, Improvements and the Sublease Interests in the manner set forth on Schedule 2.01 attached hereto, provided, however, if Schedule 2.01 is not completed on the Effective Date, the Parties shall complete Schedule 2.01 during the Review Period (as hereinafter defined).

Section 2.02 Adjustment of Purchase Price. The Purchase Price shall be adjusted as set forth in Section 7.02 and Section 9.08, as applicable.

Section 2.03. Earnest Money. Purchaser will, within two (2) business days after the Effective Date, deposit the amount of TWO HUNDRED FIFTEEN THOUSAND TWO HUNDRED FIFTY DOLLARS ($215,250.00) as the initial earnest money hereunder (the “Initial Deposit”), with First American Title Insurance Company NCS Orlando, having an address at 420 South Orange Avenue, Suite 250, Orlando, Florida 32801, Attn: Keren Marti (the “Title Company”). Provided Purchaser has not terminated this Contract prior to the expiration of the Review Period then, within two (2) business days after the expiration of the Review Period, Purchaser will deposit the additional amount of TWO HUNDRED FIFTEEN THOUSAND TWO HUNDRED FIFTY DOLLARS ($215,250.00) as additional earnest money hereunder (the “Second Deposit”), with the Title Company. As used herein, the term “Earnest Money Deposit” means the Initial Deposit and the Second Deposit, together with all interest accrued from time to time thereon. The Earnest Money Deposit may, at the option of Purchaser, be in the form of certified check, cashier’s check or other immediately available funds. The Title Company must hold the Earnest Money Deposit in an interest-bearing account at a federally insured banking institution acceptable to Purchaser, under Purchaser’s tax identification number, with all interest being paid to Purchaser or Sellers, as the case may be, in accordance with the terms of this Contract. At the Closing, the Earnest Money Deposit will be applied toward the Purchase Price, but otherwise the Earnest Money Deposit will be held by the Title Company, returned to Purchaser, or delivered to Sellers, as directed by Purchaser and Sellers to the Title Company. In addition to the Earnest Money Deposit, Purchaser has, concurrently with its execution hereof, delivered to Sellers a check in the amount of FIFTY AND NO/100 DOLLARS ($50.00) (the “Independent Contract Consideration”), which amount Sellers and Purchaser agree has been bargained for as consideration for Sellers’ execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Contract and is non-refundable in all events.

ARTICLE III

Review Items

Section 3.01. Survey. Sellers shall, within three (3) business days following the Effective Date, deliver to Purchaser a copy of Sellers’ most recent surveys of the Improvements, in Sellers’ possession, if any. Purchaser shall have the right to obtain new or recertified surveys of the Improvements (the “Surveys”) prepared by a surveyor licensed in the State in which the Improvements are located.

Section 3.02. Title Review Items. Purchaser shall have the right to order an ALTA form commitment for leasehold title insurance (the “Title Commitment”), issued by the Title Company which shall set forth the state of title to the Leasehold Interests, the Sublease Interests and the Improvements.

Section 3.03. Other Review Items. Sellers shall, within three (3) business days following the Effective Date, make available on site for review by Purchaser, to the extent in Sellers’ possession, copies of: (i) the Campus Ground Leases, (ii) the Solomons Island Ground Lease and the Parking Lease and (iii) the Leases. To the extent not previously made available, Sellers shall, within three (3) business days following the Effective Date, make available to Purchaser the items shown on Schedule 3.03 to this Contract, to the extent in Sellers’ possession. Sellers may make such materials available on site, by physical delivery or electronic delivery or reference to materials that are available on line. Except as may otherwise be expressly stated elsewhere in this Contract, Purchaser shall rely upon all such materials at its own risk and the same shall not be deemed to constitute a representation or warranty made by Sellers.

Section 3.04. Inspection. Purchaser and Holloday Properties, as Purchaser’s agent (“Manager”), has the right, at all reasonable times (after giving two (2) business days’ notice to Sellers, unless a shorter period would be more practical), to conduct on-site inspections of the Improvements and physical inspections and tests of the Improvements during the Review Period, including, without limitation, the right to enter and inspect all portions of the Improvements (subject to the rights of tenants in possession), to interview tenants (subject to their consent, which Sellers shall use commercially reasonable efforts to obtain, if requested) and to inspect all of Sellers’ books and records relating to the Improvements; provided, however, Purchaser agrees not to unreasonably interfere with any tenant’s possession and/or Sellers’ operations or cause any damage to the Improvements. Sellers hereby direct the manager of the Improvements, so long as the manager does not incur any expense, to cooperate with the reasonable requests of Purchaser and provide Purchaser with such assistance as Purchaser reasonably deems appropriate in order to exercise its inspection rights hereunder. Sellers and/or Sellers’ representative may be present during Purchaser’s on-site inspections and tenant interviews. Purchaser shall, at its expense, repair any damage to the Improvements caused by Purchaser’s inspection or testing thereof, and shall defend, indemnify and hold harmless Sellers and Hospital, and their respective directors, officers, employees, agents and contractors (the “Sellers’ Indemnified Parties”) from and against any and all claims, actions, suits, liens, damages, liabilities, losses and expenses (including reasonable attorneys’ fees) resulting from any damage to the Improvements or any personal property or personal injury or death to the extent attributable to any acts performed in exercising Purchaser’s rights under this Article III. In addition, in the event that Closing does not occur for any reason other than Sellers’ default, Purchaser shall promptly return to Sellers all items physically delivered by Sellers to Purchaser in connection with Purchaser’s review or inspection of the Improvements and, in addition, Purchaser shall deliver to Sellers, at no cost to Sellers, copies of any title reports or commitments, surveys, and any third party environmental or other reports obtained by Purchaser with respect to the Improvements. Sellers shall rely upon all such materials at their own risk and the same shall not be deemed to constitute a representation or warranty made by Purchaser. Purchaser’s obligations under this Section 3.04 shall survive any termination of this Contract and Purchaser’s obligation to defend, indemnify and hold harmless the Sellers’ Indemnified Parties shall also survive Closing under this Contract.

ARTICLE IV

Review Period

Section 4.01. Review Period. Purchaser has from the Effective Date until 5:00 p.m. Maryland time, on the forty-fifth (45th) day following the Effective Date (such time period, the “Review Period”) to review and approve such items and to conduct such inspections, interviews, tests and audits as Purchaser, in its sole discretion, deems appropriate. Not less than five (5) days prior to expiration of the Review Period, Purchaser shall provide written notice of any objections it has to matters discovered during the Review Period and Sellers shall have a period of five (5) days to respond in writing to such objections and either (a) agree to cure the same, in which case the cure of the same shall become a condition precedent to Purchaser’s obligation to close hereunder, or (b) refuse to cure. If Sellers fail to respond within such five (5) day period, Sellers shall be deemed to have refused to cure any and all of such objections. If Sellers refuse (or are deemed to have refused) to cure any of Purchaser’s objections, Purchaser shall have the right (as its only remedy) to either (i) deliver to Sellers a Termination Notice (as hereafter defined) on or before the end of the Review Period, or (ii) proceed to closing and all such uncured objections shall constitute Permitted Exceptions or otherwise be deemed waived.

Section 4.02. Termination Notice. If for any or no reason Purchaser, in its sole and absolute discretion, is not satisfied with the items to be delivered by Sellers to Purchaser under Article III, the results of such inspections, interviews, tests or audits or any other fact or situation with respect to the Improvements, the Campus Ground Leases, the Solomons Island Ground Lease, the Parking Lease or the Leases, then in such event Purchaser shall have the right to terminate this Contract. If Purchaser so desires to terminate this Contract, it must do so by written notice delivered to Sellers (the “Termination Notice”) unconditionally terminating this Contract which written notice must be delivered to Sellers on or before the end of the Review Period. In the event that Purchaser timely delivers the Termination Notice, the Title Company shall return the Earnest Money Deposit to Purchaser in which case the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder, except those that expressly survive termination. If Purchaser fails to deliver the Termination Notice prior to expiration of the Review Period, Purchaser shall have waived its right to terminate this Contract pursuant to the provisions of this Section 4.02.

Section 4.03. Sellers’ Obligation to Remove Liens. Sellers must remove at or prior to the Closing any mortgages, deeds of trust, judgment liens, mechanics and materialmens’ liens and any similar liens (excluding, for example, municipal liens for improvements that are payable in annual installments) against the Seller’s interest in the Improvements, the Leasehold Interests or the Sublease Interests.

Section 4.04. Environmental Audit. Subject to the provisions of Section 3.04 above, Purchaser has the right, at Purchaser’s cost, to have Phase I and Phase II environmental studies performed of (i) the Improvements, (ii) the land that is subject to the Campus Ground Leases, (iii) the tax parcel owned by Holding II upon which the Dunkirk Building is located, and (iv) to the extent Seller’s have the right to do so, the land which is the subject of the Solomons Island

Lease and the Parking Lease. If the Solomons Island Lease and/or the Parking Lease does not give Sellers the right to undertake such studies, Sellers will request permission of Glascock and the County to allow such studies. Further, Purchase has the right, at Purchaser’s cost, to have the septic system serving the Dunkirk Building examined.

Section 4.05. Service Contracts. Sellers agree that all service and maintenance contracts relating to the Improvements to which any of the Sellers are a party (collectively, the “Service Contracts”) must be terminated by Sellers on or before the Closing Date unless Purchaser otherwise elects, by written notice given prior to the end of the Review Period, to assume same; provided, however, Sellers have no obligation to terminate any Service Contracts which cannot be terminated, without cause or without any termination fee, on thirty (30) or less days’ notice. The Service Contracts exclude management and leasing commission agreements, all of which must be terminated by Sellers, at Sellers’ sole cost, on or before the Closing Date. Purchaser has no obligation to assume any Service Contract required to be terminated by Sellers.

ARTICLE V

Good and Marketable Title

Section 5.01. Conveyance. At the Closing, Sellers will convey good and marketable title to the Leasehold Interests, the Sublease Interests and the Improvements (other than the Solomons Island Building) to Purchaser, free and clear of those matters described in Section 4.03 above; subject, however, to the following (collectively, the “Permitted Exceptions”):

(a) General real estate taxes and other public assessments for the year in which the Closing occurs and subsequent years not yet due and payable.

(b) All easements, restrictions, rights-of-way, agreements, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters affecting all or any portion of the Leasehold Interests, the Sublease Interests or the Improvements to the extent (i) reflected on Schedule B to the Title Commitment; (ii) reflected on the Surveys or which would be shown on an accurate survey of the Improvements on the Effective Date; (iii) they are of record in the Land Records of Calvert County, Maryland or the Circuit Court for Calvert County, Maryland, as of the Effective date; (iv) of record at the Maryland State Department of Assessments and Taxation on the Effective Date; and/or (v) created by or consented and agreed to in writing by Purchaser prior to or at the Closing.

(c) The rights of tenants under the Leases.

(d) The Campus Ground Leases, the Dunkirk Ground Lease, the Solomons Island Lease and the Parking Lease, as the same may be amended, restated and/or consolidated in accordance with the terms of this Contract.

(e) Those matters set forth on Schedule 5.01(e).

Section 5.02. Owner Policy. At the Closing, Purchaser must be able to obtain an extended coverage ALTA form Owner Policy of leasehold Title Insurance (the “Owner Policy”) issued by the Title Company in Purchaser’s favor in the amount of the Purchase Price, insuring Purchaser’s leasehold title to the Leasehold Interests, the Sublease Interests and the Improvements (other than the Solomons Island Building) subject only to the Permitted Exceptions. Sellers shall not be required to incur any expense or liability in connection with the Owner Policy, provided, however, Sellers shall execute and deliver to Title Company at Closing the Owner Affidavit and Gap Indemnity attached hereto collectively as Schedule 5.02 with respect to each Leasehold Interest, the Sublease Interests and the Improvements (other than the Solomons Island Building). Sellers shall also provide the Title Company with evidence of authority, good standing and other reasonable documentation regarding Sellers’ organizational status, capacity and authority requested in connection with issuance of the Owner’s Policy. Additionally, and notwithstanding anything to the contrary contained elsewhere in this Contract, if Purchaser cannot obtain the Owner Policy in the form and with the endorsements requested by Purchaser, or if title to the Leasehold Interests, the Sublease Interests or the Improvements (other than the Solomons Island Building) otherwise fails to comply with the terms of this Contract, then, unless the reason Purchaser cannot obtain such Owner Policy is because Sellers have failed to comply with the provisions of Section 4.03 or some other specifically expressed obligation of Sellers set forth elsewhere in this Contract, Sellers shall not be deemed to be in default and Purchaser’s sole remedy shall be to terminate this Contract and receive the prompt return of the Earnest Money Deposit and neither party shall have any liability to the other hereunder, except with respect to those matters that expressly survive termination of this Contract.

ARTICLE VI

Closing

Section 6.01. Closing. The purchase and sale of the Property (the “Closing”) will be held through escrow at the offices of the Title Company and will occur at 11:00 a.m. Maryland time on the fifteenth (15th) day following the end of the Review Period (the “Closing Date”). Notwithstanding the foregoing, Purchaser may extend the Closing Date by up to two (2) additional fifteen (15) days periods upon placement by Purchaser of an additional $50,000 Earnest Money Deposit with Title Company not less than five (5) days prior to the then-current Closing Date. Although held with the Earnest Money Deposit, each such additional $50,000 deposit shall be non-refundable to Purchaser, except upon the failure of any Purchaser’s closing condition or in the event of a Sellers’ default hereunder.

Section 6.02. Sellers’ Obligations. At the Closing, Sellers shall execute and deliver to Purchaser, and/or cause the execution and delivery by Hospital of, the following:

(a) Those certain Articles of Sale and Transfer and Certificates of Conveyance (collectively, the “Articles of Transfer”) in the form attached hereto as Exhibit A and made a part hereof for all purposes.

(b) That certain Confirmatory Deed of Assignment and Assumption of Ground Lease and that certain Deed of Assignment and Assumption of Ground Lease (collectively, the “Deeds”) in the forms attached hereto as Exhibit B and made a part hereof for all purposes.

(c) One or more of that certain Blanket Conveyance, Bill of Sale and Assignment (the “Bill of Sale”) in the form attached hereto as Exhibit C and made a part hereof for all purposes.

(d) That certain Amended, Restated and Consolidated Ground Lease (the “Amended, Restated and Consolidated MOB Ground Lease”) by and between Hospital and Purchaser and relating to MOB I, MOB II, and MOB III in the form attached hereto as Exhibit D and made a part hereof for all purposes.

(e) That certain Amended and Restated Ground Lease (the “Amended and Restated Medical Arts Ground Lease”) by and between Hospital and Purchaser for the Medical Arts Center in the form attached hereto as Exhibit E and made a part hereof for all purposes.

(f) The Dunkirk Ground Lease in the form attached hereto as Exhibit F and made a part hereof for all purposes.

(g) That certain Ground Sublease (the “Ground Sublease”) by and between Holding and Purchaser relating to the Solomons Island Ground Lease in the form attached hereto as Exhibit G and made a part hereof for all purposes and that certain Parking Sublease (the “Parking Sublease”) by and between Holding and Purchaser in the form attached hereto as Exhibit H and made a part hereof for all purposes.

(h) One or more of that certain Memorandum of Ground Lease (the “Memoranda”) relating to the Amended, Restated and Consolidated MOB Ground Lease, the Amended and Restated Medical Arts Ground Lease and the Dunkirk Ground Lease in the form attached hereto as Exhibit I and made a part hereof for all purposes.

(i) One of more of that certain Assignment of Leases (the “Lease Assignment”) in the form attached hereto as Exhibit J and made a part hereof for all purposes.

(j) One or more of that certain affidavit (the “FIRPTA Affidavit”) in the form attached hereto as Exhibit K and made a part hereof for all purposes, as well as one or more forms certifying that Sellers are “residents” of Maryland so as to be exempt from Maryland State real property withholding taxes.

(k) Originals or copies of all Leases, lease files (including all correspondence, applications and credit reports), currently effective letters of intent with prospective tenants, options, warranties, guarantees, permits and other agreements related to the Improvements, including all modifications, supplements or amendments to each of the foregoing, all to the extent in Sellers’ possession.

(l) All landlord keys to the Improvements.

(m) One or more of the Owner Affidavit and the Gap Indemnity in the form attached hereto as Schedule 5.02.

(n) One or more of that certain tenant notification letter (the “Tenant Letter”) in the form attached hereto as Exhibit L and made a part hereof for all purposes.

(o) Appropriate evidence of Sellers’ authority to consummate the transactions contemplated by this Contract as may be reasonably required by Purchaser or the Title Company.

(p) One or more mutually agreed upon settlement statements (collectively, the “Settlement Statement”).

(q) Sellers’ certifications that all representations and warranties made by Sellers under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy), together with updated rent rolls certified by Sellers to be true, complete and correct in all material respects to the best of Sellers’ knowledge.

Section 6.03. Purchaser’s Obligations. At the Closing, Purchaser shall deliver the Purchase Price to Sellers by wire transfer of immediately available funds, and shall execute and deliver to Sellers the following:

(a) The Articles of Transfer.

(b) The Deeds.

(c) The Amended, Restated and Consolidated MOB Ground Lease.

(d) The Amended and Restated Medical Arts Ground Lease.

(e) The Dunkirk Ground Lease.

(f) The Ground Sublease and the Parking Sublease.

(g) The Tenant Letters.

(h) The Memoranda.

(i) The Lease Assignments.

(j) The Settlement Statements.

(k) Appropriate evidence of Purchaser’s authority to consummate the transactions contemplated by this Contract as may be reasonably required by Sellers, Hospital, Glascock, the County or the Title Company.

(l) Purchaser’s certification that all representations and warranties made by Purchaser under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy).

(m) Appointment of a resident agent in Maryland, if required in connection with filing Articles of Transfer.

Section 6.04. Management Transition/Warranties. From and after the date hereof, Sellers will provide Purchaser with copies of all current income and expense reports concerning the Improvements as and when received by Sellers. Sellers agree that Purchaser may contact Sellers and their managing agent to obtain copies of and to discuss any income and expense reports prepared for the Improvements and to discuss the operation of the Improvements. Sellers, provided they do not incur any cost or expense, shall use its commercially reasonable efforts to obtain at Closing the consents of the issuers of any warranties (including, but not limited to, any roof warranties) in Sellers’ possession affecting the Improvements to the assignment of such warranties at Closing from Sellers to Purchaser. If applicable, Seller will comply with the notice requirements under the WARN Act, the COBRA or any similar federal, state or local legislation with respect to any Employees terminated by Seller in connection with this transaction. It is expressly understood and agreed that Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any Employee of Seller attributable to any time period up to, upon and after Closing. The provisions of this Section 6.04 shall not affect the Purchaser’s agreements contained in Section 6.07 below.

Section 6.05. Possession. Possession of the Improvements must be delivered by Sellers to Purchaser at the Closing, subject only to the Permitted Exceptions.

Section 6.06. Settlement by Over Night Delivery. Neither party shall be required to attend Closing. Purchaser shall cause the Title Company to deliver to Sellers not less than four (4) business days prior to Closing, execution copies of all documents which Sellers are required to execute and deliver at Closing, so that Sellers may execute such documents and have them delivered to Closing by Federal Express or other commercial delivery carrier.

Section 6.07. Shared Operating Services. During the Review Period, Purchaser shall cause Manager to enter into negotiations with Sellers and to negotiate in good faith and enter into a shared services agreement that will govern operating services that Sellers will provide to Manager after Closing.

ARTICLE VII

Closing Adjustments

Section 7.01. General Prorations. The following will be apportioned at the Closing:

(a) Rents, if any, as and when collected (the term “rents” as used in this Contract including base rent, percentage rent, common area maintenance, parking, tax, insurance and other payments due and payable under any Lease for all or any portion of the Improvements, together with all sales and other taxes thereon) and all other income generated by all or any portion of the Improvements, including parking revenue. There will be no proration of rents accrued but not collected as of the Closing Date. Any rents collected after Closing shall be prorated and distributed in accordance with Section 7.02(c).

(b) Taxes and other assessments (including personal property taxes on the Personal Improvements) applicable to the Improvements whether payable during, or otherwise accrued with respect to, the year of Closing. Special assessments certified by any municipal utility district or other taxing authority prior to the Closing Date, payable in installments, shall be adjusted for the year in which Closing occurs and thereafter paid by Purchaser. If the tax rate or assessed valuation or both have not yet been fixed, the proration shall be based on a good faith estimate as to the amount of such taxes for the current year after consideration of the tax rate and/or assessed valuation last fixed; provided that the parties hereto agree that to the extent the actual taxes for the current year differ from the amount so apportioned at the Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing, and this provision shall survive delivery of the Deeds.

(c) Payments under any Service Contracts, if any, which pursuant to Section 4.05 Purchaser has agreed to assume at the Closing.

(d) Gas, electricity and other utility charges, if any, to be apportioned on the basis of the last meter reading.

(e) Rents and any other amounts due under the Campus Ground Leases, the Dunkirk Ground Lease, the Solomons Island Ground Lease and the Parking Lease.

In making such apportionments, Purchaser will receive credit for all rents and other income paid with respect to the day of the Closing, and Purchaser will be charged for taxes and other expenses incurred with respect to the day of the Closing. All apportionments are to be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments; provided, however, that such apportionments shall be deemed final and not subject to further post-closing adjustment (i.e., regardless of whether all relevant information has been received or any errors have been made) one (1) year following the Closing Date.

Section 7.02. Specific Prorations. Anything hereinabove contained to the contrary notwithstanding:

(a) At the Closing, all discounts for the prepayment of any taxes paid at the Closing shall be prorated. Sellers shall retain and be entitled to receive any tax refunds issued after Closing to the extent applicable to the period prior to the Closing, but not otherwise. Sellers may not initiate nor demand Purchaser initiate or continue any litigation to collect such tax refunds. There will be no proration of any insurance related expenses, it being agreed that Purchaser will obtain its own insurance coverage as of the Closing Date.

(b) As to gas, electricity and other utility charges, Sellers may on written notice to Purchaser on or before the Closing Date elect to pay one or more of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereunto and to the extent Sellers so elects, such item shall not be apportioned hereunder, and Sellers’ obligation to pay such item directly in such case shall survive the delivery of the Deed; provided, however, that Sellers will not take any action or fail to take any action which would result in the cessation or termination of utility service to the Improvements.

(c) Sellers and Purchaser agree that all rents received after the Closing from any tenant after reasonable costs of collection, if any, incurred by Purchaser shall be applied first to current rentals owed by such tenant, and then to delinquent rentals, if any, owed by such tenant in the inverse order of their maturity, and Purchaser will deliver to Sellers any such delinquent rentals owed Sellers and received following the Closing. Sellers may not initiate (nor demand that Purchaser initiate) legal proceedings for collection of delinquent rentals against any tenants in occupancy at the Closing. For a period of six (6) months following the Closing, Purchaser shall use reasonable efforts to collect for Sellers any rental payments past due as of the Closing or due subsequent to Closing for a period prior to Closing, from tenants who were tenants as of the Closing; provided, however, Purchaser shall not be required to declare a lease default or institute any legal action in any court against any tenant. Sellers will deliver to Purchaser, within five (5) business days following receipt, any rents received by Sellers after the Closing and attributable to the period from and after the Closing.

(d) At the Closing, Sellers shall credit to the account of Purchaser against the Purchase Price (i) any security deposit reflected as being made under any leases executed with respect to the Improvements or otherwise actually collected by Sellers, together with all interest, if any, which must be paid thereon to any tenant thereunder; and (ii) all prepaid rents and other charges paid in advance by any tenants of the Improvements and attributable to the period after the Closing; and in each case, the Lease Assignment shall provide for Purchaser’s assumption of the obligation to return any such sums (and, if applicable, interest thereon) to the extent same are so credited, but not otherwise. Any security deposits not in the form of cash (e.g., letters of credit) must be transferred and reissued in Purchaser’s name and delivered to Purchaser at the Closing, at Sellers’ sole cost and, if not so reissued, Purchaser will receive a credit equal to the face amount thereof.

(e) Leasing commissions and tenant improvement expenses relating to lease agreements pertaining to the Improvements shall be apportioned between the parties as follows:

(i) All such expenses relating to Leases executed before the Effective Date, and which are not contingent on renewal or expansion of any such Lease after the Effective Date, shall be the sole obligation of Sellers and shall be paid in full by Sellers (regardless of whether any portion of such expenses may not otherwise become due until after the Closing Date), on or before the Closing Date.

(ii) All such expenses relating to Leases executed before the Effective Date, which are solely payable with respect to and contingent upon renewal of any such Lease or expansion into additional space by the tenant under any such Lease after the Closing Date shall be the sole obligation of Purchaser, provided such expenses are disclosed in the Leases and commission agreements delivered to Purchaser (or are otherwise disclosed to Purchaser in writing) during the Review Period. Any such expenses not so disclosed shall render Sellers liable for any such expenses if and when incurred.

(iii) Any such expenses relating to Leases executed between the Effective Date and the last day of the Review Period shall be prorated between Sellers and Purchaser based upon the respective base rent to be received by each with respect thereto, provided Purchaser has been notified in writing by Sellers at least five (5) business days prior to the end of the Review Period of the existence and amount of such expense obligation. Any notice by Sellers must specify the amount of such expenses in summary form and be accompanied by a copy of the relevant Lease. Otherwise, such expenses shall be borne by Sellers.

(iv) Any such expense relating to Leases executed between the last day of the Review Period and the Closing Date shall be the sole obligation of Purchaser to the extent approved by Purchaser under the provisions of paragraph 9.04(b) hereof. Otherwise, such expenses shall be borne by Sellers.

(f) At the Dunkirk Building, Calvert Orthopedic Associates (“Calvert Orthopedic”) currently pays Six Dollars ($6.00) per square foot less than it would otherwise pay, through June 30, 2017. Sellers previously agreed that they would pay to Purchaser that shortfall in rent Six Dollars ($6.00) per square foot from Closing through June 30, 2017 (the “Calvert Orthopedic Adjustment”). Because, however, Bay Shore Pediatrics has entered into a new lease dated June 10, 2013, for space in the Medical Arts Center on substantially the terms described in Section 9.04(a)(2) below (which includes its existing space in Suite 207 in the Medical Arts Center) on substantially the terms described in Section 9.04(a)(2) below , the Seller shall not be required to make the Calvert Orthopedic Adjustment (i.e., the Seller shall not make up the Six Dollar ($6.00) per square foot shortfall in the Calvert Orthopedic lease).

Section 7.03. Transaction Costs. Sellers shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Sellers; and (b) payment of the Broker (as hereafter defined) as provided in Section 7.04 below. Purchaser shall be responsible for (i) the cost of the Owner Policy and any endorsements thereto requested by Purchaser; (ii) the cost of the Surveys and any changes requested by Purchaser to the Surveys; (iii) all recordation and transfer taxes payable upon the recording of the Articles of Transfer, the Memoranda and the Deeds and/or the transfer of the Leasehold Interests, the Sublease Interests and the Improvements (other than the Solomons Island Building), generally; and (iv) all attorneys’ fees and expenses, if any, of counsel to Purchaser. To the extent there are any sales taxes due and owing, with respect to the sale of any Personal Improvements all such sales taxes shall be paid by Purchaser and remitted by Seller to the appropriate taxing authorities. All other transaction costs actually incurred, including, without limitation, any escrow and other charges of the Title Company not to exceed TWO THOUSAND AND NO/100 DOLLARS ($2,000.00) in the aggregate, and recording fees shall be apportioned in accordance with local custom for commercial sales in the locality in which the Improvements are located and in the absence of any such custom, must be paid one-half by Sellers and one-half by Purchaser.

Section 7.04. Commissions. Sellers will be responsible to pay a commission to Cain Brothers RE LLC (“Broker”) pursuant to the terms of a separate agreement between Sellers and Broker. The commissions due Broker shall only be owed if, as and when Closing actually occurs and not otherwise. Except for Broker, Sellers and Purchaser acknowledge and agree that neither has dealt with any other real estate broker, agent or salesman, and any other fees or real estate commissions occasioned by the execution and/or consummation of this Contract shall be the sole responsibility of the party contracting therefore, and such party agrees to indemnify, protect, defend and hold harmless the other party from any and all claims for such other fees or real estate commissions. By its signature hereto, Broker represents to Sellers and Purchaser that (i) Broker will look solely to Sellers for payment of Broker’s commission; and (ii) Broker has not entered into any arrangement with any other party whereby such other party is entitled to any commission or finder’s fee in connection with this transaction, and Broker agrees that should any claim be made for brokerage commissions or finder’s fees by any other party by, through or on account of any acts of Broker or its representatives, Broker shall hold Purchaser and Sellers free and harmless from and against any and all loss, cost, damage and expense in connection therewith. If the transaction envisioned hereby fails to close and fund for any or no reason, including without limitation either parties’ default, neither party shall have any obligation for the payment to Broker or any other person of any commission or similar type fee hereunder, or otherwise.

Section 7.05. Survival. The terms of this Article shall survive the termination of this Contract and the Closing and delivery of the Deeds.

ARTICLE VIII

Termination and Remedies

Section 8.01. Purchaser’s Default. If Purchaser fails to close for any reason, except Sellers’ default or the permitted termination of this Contract by Purchaser or Sellers as herein expressly provided, or if Purchaser breaches a representation or warranty made in this Contract, or otherwise defaults under any of its obligations under this Contract or if Purchaser defaults under its contract with the Limited Partnership to purchase MOB I, Sellers shall be entitled, as Sellers’ sole and exclusive remedy, to terminate this Contract and to request the Title Company to deliver the Earnest Money Deposit, together with all accrued and unpaid interest thereon, to Sellers. Sellers and Purchaser acknowledge and agree that delivery of the Earnest Money Deposit shall be deemed liquidated damages for Purchaser’s breach of this Contract, it being further agreed that the actual damages to Sellers in the event of such breach are impractical to ascertain and the Earnest Money Deposit is a reasonable estimate thereof. Sellers have no right to specifically enforce Purchaser’s obligations under this Contract nor to seek or otherwise collect any actual, out-of-pocket, lost profit, punitive, consequential, treble, or other damages from or against Purchaser. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser’s obligations under this Contract or the documents to be delivered at the Closing. Purchaser’s indemnity obligation under Section 3.04 and Section 7.04 will not be subject to this Section 8.01 (except the previous sentence hereof).

Section 8.02. Sellers’ Default. If any of Sellers’ warranties or representations were materially false, misleading or inaccurate in any material respect on the date of this Contract, or if Seller breaches any of its covenants hereunder, or if Sellers fails to close for any reason, except Purchaser’s default or the permitted termination of this Contract by either Sellers or Purchaser (other than under this Section 8.02) as herein expressly provided, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedy, to either (a) terminate this Contract upon written notice to Sellers and to request the Title Company to return the Earnest Money Deposit, together with all accrued interest thereon, to Purchaser, in which case, except as set forth below in this paragraph, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder, except those that expressly survive termination, or (b) pursue an action to enforce specific performance of Sellers’ obligations under this Contract. Purchaser has no right, except as provided in the next sentence, to seek damages against Sellers. If Sellers’ default is willful, Purchaser may, in lieu of specific performance (but in addition to and not in lieu of the return of the Earnest Money Deposit), collect its actual out-of-pocket damages from Sellers, not to exceed Five Hundred Thousand Dollars ($500,000.00). In no event shall any officer, director, agent or employee of Sellers be personally liable for any of Sellers’ obligations under this Contract or the documents to be delivered at the Closing. Purchaser must elect, in a writing delivered to Sellers and Title Company, between options (a) and (b) within thirty (30) days after Sellers’ alleged default and if Purchaser fails to make such timely election, then Purchaser shall conclusively be deemed to have elected option (a).

Section 8.03. Cure Period. Notwithstanding the provisions of Section 8.01 and Section 8.02, no party to this Contract shall be deemed to be in default under or in connection with this Contract unless the party alleging the default shall have given written notice to the defaulting party, specifying in reasonable detail the nature of the default, and the defaulting party shall have failed to cure the default within five (5) days of such notice; provided, however, that the forgoing shall not apply to defaults caused by the failure of either party to execute and deliver their respective documents or deliver the Purchase Price under Sections 6.02 and Section 6.03 above or Seller’s obligation to deliver possession pursuant to Section 6.05 above. The provisions of this Article VIII relate to breaches discovered prior to Closing.

ARTICLE IX

Representations, Warranties and Covenants

Section 9.01. Sellers’ Representations. Sellers hereby represent and warrant to Purchaser, subject to the “AS-IS” disclaimer set forth below and except as set forth in that certain schedule (the “Disclosure Schedule”) attached hereto as Exhibit M and made a part hereof for all purposes, as follows:

(a) Each Seller is a duly organized, validly existing corporation, limited partnership or a limited liability company in good standing under the laws of the State of Maryland and are authorized to conduct business in the State in which the Improvements are located. This Contract has been duly authorized, executed and delivered by Sellers, and is and at the time of the Closing will be a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Sellers have received no written notice, within the past two (2) years, of any current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect the Improvements in any material way.

(c) Sellers have not received any written notice, within the past two (2) years, of a claim that the Improvements does not comply in any material way with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the Improvements and on the operation, ownership or use of the Improvements (collectively, “Applicable Laws”), which noncompliance Sellers have not cured.

(d) Sellers have received no written notice, within the past two (2) years, of any pending or threatened litigation which does or reasonably could affect the Leasehold Interests, the Sublease Interests or the Improvements or Sellers’ ability to fulfill all of its obligations under this Contract. Except as set forth in the Disclosure Schedule, Sellers have made no outstanding claims on Sellers’ insurance policies which claims relate to the Improvements.

(e) To Seller’s knowledge, Schedule 9.01(e) sets forth a true, correct and complete list and rent roll with respect to the Leases and each Seller has or will make available to Purchaser for review a copy of each of the Leases to the extent copies of the Leases are in Sellers’ possession. To Sellers’ knowledge, except as disclosed on Schedule 9.01(e) no material default or breach exists on the part of any tenant under the Leases. Except as disclosed on Schedule 9.01(e) (and for improvements related to Bay Shore), Sellers, as landlord under the Leases, have fully completed all construction obligations and all tenant improvements specified in the Leases to be the responsibility of the landlord thereunder and have paid all tenant improvement costs and allowances applicable thereto that are currently due. Except as set forth on Schedule 9.01(e), or as disclosed in the applicable Lease, no tenants are entitled to any rebates, rent concessions or free rent. Sellers have not received, within the past two (2) years, any written notice of any default or breach on the part of the landlord under any of the Leases. Sellers are not parties to any pending contracts for the sale of all or any portion of the Improvements.

(f) To Sellers’ actual knowledge, no default or breach exists on the part of any of Sellers under any of the Campus Ground Leases, the Solomons Island Ground Lease or the Parking Lease. Sellers have not received any written notice of any default or breach on the part of Sellers and have not sent any written notice of default or breach on the part of Hospital, Glascock or the County under the Campus Ground Leases, the Solomons Island Ground Lease or the Parking Lease, respectively.

(g) Except as set forth on Schedule 9.01(g), to Seller’s knowledge, there are no Service Contracts entered into by Sellers. Sellers have or will make available to Purchaser for review a copy of each of the Service Contracts to the extent copies of the Service Contracts are in Sellers’ possession. To Sellers’ knowledge, no party to the Service Contracts is in breach or default under any obligation thereunder or any provisions thereof. Provided Sellers do not incur any expense, Sellers will use commercially reasonable efforts to assist Purchaser in obtaining any required consents to the assignment of any Service Contracts that Purchaser desires to assume, pursuant to Section 4.05 above, but no such assignment will take place until Closing.

(h) Sellers have not received any written notice, within the past two (2) years, concerning any alleged violation of any applicable environmental law, rule or regulation at or in the Improvements which remains uncured.

(i) Purchaser has no obligation to continue to employ any persons presently employed by Sellers at the Improvements (the foregoing shall not be construed to modify the provisions of Section 6.07 above).

(j) None of Sellers is a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)), and no Seller is subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

(k) Seller has not, within the past two (2) years, received any written notice from any government or any agency, body or subdivision thereof of (i) any violation, suspension, revocation or non-renewal of any licenses or permits related to the ownership or operation of the Improvements (the “Licenses and Permits”) that has not been cured or dismissed, or (ii) any failure by any Seller to obtain any Licenses and Permits that are necessary for the ownership and/or operation of the Improvements that has not been cured or dismissed.

(l) Each Seller is solvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and is able to repay its debts as they become due. No Seller has filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and no Seller has been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. No Seller has sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and no Seller has made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

(m) Neither (i) any assets of Sellers, nor (ii) any funds to be used by Sellers with respect to the transactions contemplated pursuant to this Contract, are, or at the Closing will be, pursuant to ERISA or the Code, considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Sellers are not executing this Contract and will not be performing their obligations or exercising their rights or remedies under the Contract on behalf of or for the benefit of any Plan. For the purposes hereof the following terms shall have the following meanings: “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

(n) Sellers and their officers and shareholders, and their respective principals, shall not transfer the proceeds obtained as a result of this Contract to any person listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

WHENEVER REFERENCE IS MADE IN THIS CONTRACT TO SELLERS, KNOWLEDGE OR SIMILAR LANGUAGE SUCH REFERENCE SHALL BE DEEMED LIMITED TO THE ACTUAL KNOWLEDGE OF MONTY SUDER AND JAMES XINIS (TOGETHER, THE “KNOWLEDGE PARTY”). PURCHASER ACKNOWLEDGES THAT THE KNOWLEDGE PARTY HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION WITH RESPECT TO THE MATTERS SET FORTH IN THIS CONTRACT. REFERENCES MADE IN THIS CONTRACT TO SELLERS’ KNOWLEDGE SHALL ALSO EXCLUDE ANY AND ALL CONSTRUCTIVE AND IMPUTED KNOWLEDGE. PURCHASER AGREES THAT IT HAS INSPECTED AND WILL CONTINUE TO INSPECT AND ASSESS THE PROPERTY DURING THE REVIEW PERIOD AND THAT PURCHASER WILL RELY SOLELY UPON SUCH INSPECTION AND ASSESSMENT IN ELECTING WHETHER OR NOT TO PURCHASE THE PROPERTY. IT IS UNDERSTOOD AND AGREED BY SELLERS AND PURCHASER THAT PURCHASER IS PURCHASING THE PROPERTY “AS IS” AND “WHERE IS”, AND WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT AND THE CLOSING DOCUMENTS, SELLERS ARE MAKING NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OF OTHERWISE, WITH RESPECT TO THE QUALITY, PHYSICAL CONDITION, COMPLIANCE WITH LAWS, TITLE, ENVIRONMENTAL CONDITION OR ANY OTHER ASPECT OF OR VALUE OF THE PROPERTY. IN ADDITION TO AND NOT IN LIMITATION OF THE FOREGOING, IT IS UNDERSTOOD AND AGREED BY SELLERS AND PURCHASER THAT SELLERS MAKE NO WARRANTY OF HABITABILITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR ANY PURPOSE WITH REGARD TO THE IMPROVEMENTS. NOTWITHSTANDING ANYTHING IN THIS PARAGRAPH TO THE CONTRARY, PURCHASER HAS NOT RELEASED SELLERS FROM AND SELLERS SHALL REMAIN LIABLE FOR, ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR INDEMNITY EXPRESSLY SET FORTH IN THIS CONTRACT OR IN ANY CLOSING DOCUMENT WHICH SURVIVES THE CLOSING, ALL STRICTLY IN ACCORDANCE WITH AND SUBJECT TO THE LIMITATIONS CONTAINED IN THIS CONTRACT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED ELSEWHERE IN THIS CONTRACT, PURCHASER, BY ITS SIGNATURE BELOW, UNCONDITIONALLY AGREES THAT IT SHALL NOT BRING ANY CLAIM, ACTION, SUIT OR PROCEEDING AGAINST THE KNOWLEDGE PARTY ON ACCOUNT OF ANY BREACH OF ANY REPRESENTATION OR WARRANTY MADE IN THIS CONTRACT OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS CONTRACT, THE PURCHASER HEREBY AGREEING THAT ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT SOLELY AGAINST SELLER AND THEN STRICTLY IN ACCORDANCE WITH AND SUBJECT TO THE LIMITATIONS CONTAINED IN THIS CONTRACT. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE CLOSING AND ANY TERMINATION OF THIS CONTRACT.

Section 9.02. Purchaser’s Representations. Purchaser hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

(a) Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as now conducted. This Contract constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Purchaser has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any person or entity not heretofore obtained is needed to authorize Purchaser’s execution and performance of this Contract; provided that Purchaser does require consent to close the acquisition as set forth in the following sentence. Notwithstanding the foregoing, Sellers acknowledge that Purchaser intends to issue the Termination Notice prior to the expiration of the Review Period unless Purchaser has obtained approval from its Board of Directors to consummate Closing and acquire the Property, which approval Purchaser has not yet obtained.

(c) The sources of funds for payment by Purchaser of the Purchase Price are not sources of funds which would be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture) or 21 U.S.C. § 881 (Drug Property Seizure), Executive Order November 13224 on Terrorism Financing, effective September 24, 2001 (“Executive Order 13224”), or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the “USA Patriot Act”).

(d) Purchaser is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including Executive Order 13224), the USA Patriot Act, or any other governmental action.

(e) Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Section 9.03. Discovery. If either Sellers or Purchaser discovers, prior to or at the Closing, that any representation or warranty of the other party is false, misleading or inaccurate in any material respect, the discovering party may, at its option, terminate this Contract and the parties hereto shall be relieved of all liabilities and obligations hereunder, except those that expressly survive termination and (a) if Purchaser is the discovering party, Purchaser shall be entitled to the immediate return of the Earnest Money Deposit, together with all accrued interest thereon, and, if such representation or warranty was false, misleading or inaccurate in any material respect on the Effective Date, to pursue its remedies under Section 8.02 of this Contract; and (b) if Sellers are the discovering party, and if such representation or warranty was false, misleading or inaccurate in any material respect on the Effective Date, Sellers shall be entitled to pursue their remedies under Section 8.01 of this Contract. If the discovering party elects to proceed to Closing such party cannot later bring a claim against the other as to such discovered matter. Representations and warranties under this Article IX shall fully survive the Closing and the delivery of the Deed for a period through nine (9) months from the date of Closing and no longer and if the non-breaching party has not filed an action at law or in equity to address such false representation or warranty on or before nine (9) months from the date of Closing, such non-breaching party shall thereafter be barred from bringing any action on account thereof. The provisions of this Section 9.03 shall survive any termination of this Contract and shall also survive Closing.

Section 9.04. Covenants.

(a) Operating Covenants. Sellers agree to operate and maintain the Improvements prior to the Closing in a manner consistent with their current operating procedures, and shall not, without the prior written consent of Purchaser, do any of the following:

(1) Without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, enter into any contract (other than leases which are subject to clause (b) below) that will not be fully performed by Sellers on or before the Closing Date or that will not be susceptible of cancellation by Purchaser on or after the Closing Date upon thirty (30) days or less prior written notice, without cost or liability to Purchaser, or amend, modify or supplement any existing contract (other than leases which are subject to clause (b) below) or agreement in any material respect.

(2) Without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, enter into any new lease or amend, modify, supplement or terminate any existing lease. Sellers agree that, after the Review Period, Purchaser shall have the right, without Sellers’ consent, to enter into new leases affecting all or any portion of the Improvements, as long as any such lease will only take effect if Closing occurs. Sellers agree to reasonably cooperate with Purchaser’s leasing efforts. Purchaser acknowledges that Seller has entered into a new space lease dated June 10, 2013, with Bay Shore Pediatrics for space in the Medical Arts Center on the following terms: Term – 10 years; rent – $19.25 NNN to increase at the lesser of CPI or 3% annually; and the Sellers, pursuant to such lease, will bear the cost of any tenant improvements to be provided pursuant to such lease. Sellers agree to construct such tenant improvements with due diligence and indemnify the Purchaser against construction related claims allowed by the Bay Shore space lease and use commercially reasonable efforts to obtain (i) a letter from Bay Shore that the improvements have been completed, and (ii) final lien waivers from the contractor. The Parties acknowledge that on Schedule 9.01 (e) there is a note that Bay Shore is “negotiating an expansion into Suite 205”, but in fact, these negotiations have been completed and Bay Shore has entered into a new lease, a copy of which has been given to Purchaser and that Schedule 9.01 (e) shall be deemed modified to reflect that such lease has been executed.

(3) Fail to maintain its current insurance covering Sellers’ interest in the Improvements or to advise Purchaser promptly of the occurrence of any fire or other casualty affecting the Improvements.

(4) Sell, assign or create any right, title or interest whatsoever in or to the Improvements (including any so-called “back-up” contracts which are expressly prohibited) or create any voluntary lien thereon from and after the date of the Title Commitment, other than liens or encumbrances noted in the Title Commitment, without promptly discharging same or otherwise complying with the terms of Section 4.03.

(5) Without Purchaser’s prior written consent, amend, modify, supplement or terminate any of the Campus Ground Leases, the Solomons Island Ground Lease or the Parking Lease or sell, assign or sublet any of its right, title or interest in or to any of the foregoing, subject, in all events, to the terms and conditions of this Contract.

(6) Intentionally take any action which Sellers knows would have the effect of violating any of the representations and warranties of Sellers contained in this Contract.

(b) Post-Closing Audit. Sellers acknowledge and agree to provide reasonable assistance to the Purchaser in conducting, no later than seventy-four (74) days following a Closing Date, an audit of property-level financials for the Property for 2012 as specified by Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, provided such audit shall be at the sole cost and expense of Purchaser. In connection therewith, Sellers agree to obtain (to the extent already in Seller’s possession) and provide to the auditors (PwC, unless Sellers, at their election, prefer to use another firm with history on the Property) reviewing lease agreements, testing cash disbursements and expense coding, various analytical procedures over the P&L and review of any other significant contracts (i.e., long-term maintenance agreements, property or asset management agreements, etc.) The rights and obligations of Purchaser and Sellers under this Section 9.04(b) shall survive Closing.

Section 9.05. Conditions Precedent.

Purchaser is not obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Purchaser) and are otherwise true and correct as of the Closing Date:

(a) There has been no material adverse change in the matters reflected in the Title Commitment, the Survey, the rent roll, the operating statements or the other material items delivered to, or reviewed by, Purchaser hereunder since the expiration of the Review Period, except to reflect those items approved or otherwise created in writing by Purchaser.

(b) All of Sellers’ representations and warranties are true and correct in all material respects.

(c) Sellers and Hospital have performed all of their covenants, agreements, and obligations under this Contract in all material respects and are otherwise not in default.

(d) Purchaser shall have obtained from tenant’s leasing not less than ninety percent (90%) of the rentable area in the Improvements (exclusive of the area subject to the New Hospital Leases (defined below) or the the New Third Party Leases (defined below)), Tenant Estoppel Certificates (the “Tenant Estoppel Certificates”) in substantially the form attached hereto as Exhibit N and made a part hereof for all purposes. Estoppel certificates shall not be required with respect to any of the space to be leased pursuant to the New Hospital Leases or to the New Third Party Leases.

(e) Those tenants listed on Schedule 9.05 (e), attached hereto and made a part hereof for all purposes, shall have entered into new leases (the “New Third Party Leases”) with Purchaser as landlord and such tenants as tenant, for certain space within the Improvements. The space to be leased pursuant to the New Third Party Leases and the terms on which the space is to be leased is as set forth on Schedule 9.05 (e). The form of the New Third Party Leases is attached hereto as Exhibit O, and made a part hereof for all purposes. Notwithstanding the forgoing, in the event that any of the space to be leased under the New Third Party Leases is damaged by fire or other casualty as of Closing, such tenants shall not be obligated to enter into a New Third Party Lease relating to such space until it has been fully restored.

(f) Hospital shall have delivered to Purchaser and Purchaser’s lender, if applicable, Estoppel Certificates (the “Hospital Estoppel Certificates”) with respect to the Campus Ground Leases in form and content reasonably satisfactory to Hospital, Purchaser and Purchaser’s lender, if any.

(g) Glascock shall have delivered to Purchaser and Purchaser’s lender, if applicable, and to Holding the Consent and Estoppel of Ground Lessor (the “Glascock Estoppel”) in form and content reasonably satisfactory to Holding, Purchaser and Purchaser’s lender, if any.

(h) The County shall have delivered to Purchaser and Purchaser’s lender, if applicable, and to Holding the Consent and Estoppel of Ground Lessor (the “County Estoppel”) in form and content reasonably satisfactory to Holding, Purchaser and Purchaser’s lender, if any.

(i) Holding shall have delivered to Purchaser and Purchaser’s lender, if applicable, the Consent and Estoppel of Ground Sublessor (the “Holding Estoppel”) in form and content reasonably satisfactory to Holding, Purchaser and Purchaser’s lender, if any.

(j) Holding II shall have delivered to Purchaser and Purchaser’s lender, if applicable, the Consent and Estoppel of Ground Lessor (the “Holding II Estoppel”) in form and content reasonably satisfactory to Holding II, Purchaser and Purchaser’s lender, if any.

(k) Limited Partnership shall have, simultaneously with Closing, closed on: (i) the sale to Purchaser of MOB I, (ii) the assignment to Purchaser of Limited Partnership’s Interest in the MOB I Ground Lease, and (iii) the assignment to Purchaser of the Limited Partnership’s interest in all leases to third persons in MOB I, in accordance with the terms and conditions of that certain Purchase Agreement of even date herewith by and between Limited Partnership and Purchaser.

If all of the foregoing conditions precedent are not satisfied as of Closing, Purchaser may waive one or more conditions precedent, extend the Closing Date for up to an additional ten (10) days or terminate this Contract, in any such event by written notice to Sellers. If Purchaser elects to close, Purchaser will be deemed to have waived any conditions actually known by Purchaser to be unsatisfied at the Closing. If Purchaser elects to terminate, Purchaser shall be entitled to the return of the Earnest Money Deposit and the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder, except for those that expressly survive termination. If Purchaser elects to extend the Closing Date for an additional ten (10) days and any such condition precedent remain unsatisfied after such ten (10) day period, then Purchaser may terminate the Contract or elect to close, as described above.

Neither Sellers nor Hospital are obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Sellers and Hospital) and are otherwise true and correct as of the Closing Date:

(a) All of Purchaser’s representations and warranties are true and correct in all material respects.

(b) Purchaser has performed all of its covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in default.

(c) Sellers shall have received from each of the tenants executing New Third Party Leases, lease termination agreements with such tenants in form and substance reasonably satisfactory to Sellers, which terminate any existing leases between Sellers and such tenants, effective the commencement date of the corresponding New Third Party Lease.

(d) Limited Partnership shall have, simultaneously with Closing, closed on: (i) the sale to Purchaser of MOB I, (ii) the assignment to Purchaser of Limited Partnership’s Interest in the MOB I Ground Lease, and (iii) the assignment to Purchaser of the Limited Partnership’s interest in all leases to third persons in MOB I, in accordance with the terms and conditions of that certain Purchase Agreement of even date herewith by and between Limited Partnership and Purchaser.

(e) Glasscock and the County shall have delivered to Holding the written consent to the contemplated subletting of the ground subject to the Solomons Island Ground Lease and the Parking Lease, in a form reasonably acceptable to Holding.

If all of the foregoing conditions precedent are not satisfied as of Closing, Sellers and Hospital may waive one or more conditions precedent, extend the Closing Date for up to an additional ten (10) days or terminate this Contract, in any such event by written notice to Purchaser. If Sellers and Hospital elect to close, Sellers will be deemed to have waived any conditions actually known by Sellers or Hospital to be unsatisfied at the Closing. If Sellers and Hospital elect to terminate, Purchaser shall be entitled to the return of the Earnest Money Deposit and the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder, except those that expressly survive termination. If Sellers and Hospital elect to extend the Closing Date for an additional ten (10) days and any such condition precedent remain unsatisfied after such ten (10) day period, then Sellers and Hospital may terminate the Contract or elect to close, as described above.

9.06. Indemnity. The provisions of this Section 9.06 shall apply only if Closing occurs.

(a) In General. The following provisions of this Section 9.06 shall apply with respect to an actionable breach of any representation or warranty set forth in either Section 9.01 or Section 9.02, or a default under a covenant or agreement first discovered after Closing, and then if and only if an action at law or in equity is filed to address such breach on or before the time set forth in Section 9.03. The following provisions of this Section 9.06 shall have no application to any claim which is barred pursuant to the provisions of Section 9.03.

(b) Indemnification by Purchaser. Purchaser shall indemnify, defend, and hold harmless Sellers and their respective members, officers, directors, employees, affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any loss, cost, damage, claim, liability or expense (including reasonable attorneys’ fees) (collectively, “Loss”) relating to, arising out of or resulting from any material breach by Purchaser of any of its express representations, warranties covenants or agreements made in this Contract or in any other document delivered at Closing.

(c) Indemnification by Sellers. Sellers shall indemnify, defend, and hold harmless Purchaser and its members, officers, directors, employees, affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of, or resulting from any material breach by any Seller of any of its express representations, warranties, covenants or agreements made in this Contract or in any other document delivered at Closing, subject to the limitations on remedies set forth in Section 9.06(f) below.

(d) Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 9.06(b) and 9.06(c), the following procedure shall apply:

(i) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the “Indemnified Party”) shall promptly give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(ii) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its election and at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that in so electing to assume the entire defense, the Indemnifying Party shall be deemed to have accepted responsibility for indemnifying the Indemnified Party with respect to such claim and proceeding (unless during the course of such defense the Indemnifying Party learns of evidence that it reasonably determines may absolve it of its indemnification obligation) and no settlement shall be made nor any judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, conditioned or delayed. If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of clause (i) of the immediately preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

(iii) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party, acting reasonably, may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

(iv) Failure or delay by an Indemnified Party to give prompt notice of any claim (if given prior to expiration of any applicable survival period) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

(e) Exclusivity. The rights and remedies set forth in this Section 9.06 shall be exclusive of all other rights to monetary damages that any party (or any party’s successors or assigns) would otherwise have at law or in equity in connection with the transactions contemplated by this Contract or any other document, other than with respect to claims based on common law fraud or rights which by law cannot be waived or limited.

(f) Limitation on Remedy. No claim for a breach of any representation, warranty, covenant or agreement of either party under this Contract or any other instrument recorded and delivered under or pursuant to this Contract shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was actually known prior to Closing to the party alleged to be damaged. Neither party shall have any liability to the other for a breach of any representation, warranty, covenant or agreement (a) unless the valid claims for all such breaches collectively aggregate more than Fifty Thousand Dollars ($50,000.00), in which event the full amount of such valid claims shall be actionable up to, but not in excess of, One Million Dollars ($1,000,000.00) (the “Cap”). In no event shall either party be liable to the other for damages in excess of the Cap or for any punitive or speculative damages.

(g) Maintenance of Assets. In order to ensure that Sellers have available sufficient assets to respond to a claim made under this Section 9.06, Holding II shall, for nine (9) months after the date of Closing (or, if an action under Section 9.03 is timely filed, until such time as such action is resolved and/or paid), maintain its fee simple ownership of the tax parcel upon which the Dunkirk Building is located (the “Dunkirk Property”) and must prevent any lien from attaching to the Dunkirk Property during such period, other than liens for taxes and improvements not yet payable or payable on an annual basis. Notwithstanding the foregoing, at the election of Holding II, Holding II may, in lieu of retaining unencumbered title to the Dunkirk Property, substitute a guarantor or provide other security for repayment of any claim made under this Section 9.06 which guarantor or other security for repayment is reasonably satisfactory to Purchaser in its reasonable business judgment.

The terms and provisons of this Section 9.06 shall survive the termination of this Contract and Closing.

9.07. Hospital Joinder. Hospital joins in this Contract for the purpose of agreeing, at Closing, and provided that Closing occurs, to: (i) enter into the Amended, Restated and Consolidated MOB Ground Lease and the Amended and Restated Medical Arts Ground Lease, in the form attached to this Contract as Exhibit D and Exhibit E, respectively, and made a part hereof for all purposes, and (ii) enter into, with Purchaser as landlord and either Hospital or, at Hospital’s election, one or more affiliates of Hospital, as tenant, new leases (the “New Hospital Leases”) for certain space within the Improvements. The space to be leased pursuant to the New Hospital Leases and the terms on which the space is to be leased is as set forth on Schedule 9.07 attached hereto and made a part hereof for all purposes. The form of the New Hospital Leases is attached hereto as Exhibit P, and made a part hereof for all purposes. Notwithstanding the forgoing: (i) in the event that any of the space to be leased under the New Hospital Leases is damaged by fire or other casualty as of Closing, Hospital shall not be obligated to enter into a New Hospital Lease relating to such space until it has been fully restored, and (ii) in the event any of the space on Schedule 9.07 is, at or prior to Closing, leased to a third party, then such space shall be deemed deleted from Schedule 9.07 and Hospital shall have no obligation to lease such space. Sellers and the tenants presently leasing the space set forth on Schedule 9.07 shall terminate any existing leases for such space at and effective the date of Closing. Hospital shall have no obligation under this Contract, except as expressly set forth is this Section 9.07 and shall have no liability under this Contract except for its breach of its obligations under this Section 9.07. Without limiting the generality of the forgoing, no default by Sellers shall be imputed to Hospital and Hospital shall not be subject to any liability on account of any default by Sellers. In the event of any default by Hospital hereunder, Purchaser’s sole remedy shall be an action against Hospital for specific performance of Hospital’s obligations under this Section 9.07 and Purchaser hereby waives any other right or remedy otherwise available on account of Hospital’s default, including, but not limited to the right to obtain monetary damages.

Those leases noted on Section 9.07 as “Burnoff Lease” will contain the following provision: “If a Tenant, which is a Hospital Affiliate, desires to assign this Lease and presents Landlord with a replacement tenant that would assume this Lease for the balance of the Term, Landlord will grant its consent to such assignment, if the proposed replacement tenant would, in the ordinary course of Landlord’s business, be an acceptable tenant for the space leased. In such event, Tenant shall be released of all liability or obligation under this Lease for any Rent, matter or thing becoming due or occurring after the effective date of such assignment, which assignment must be evidenced by an assignment and assumption agreement reasonably satisfactory to Landlord.”

9.08 Hospital’s Right to Accelerate Net Rent. Provided that Hospital notifies Purchaser within forty (40) days after the Effective Date of Hospital’s election to do so (the “Pre-payment Election”), Hospital, in its sole discretion, shall have the right to require that Purchaser pre-pay at Closing the agreed to present value of the minimum Net Rent as defined in and as due under the Campus Ground Leases and the Dunkirk Ground Lease, for the full terms thereof. In the event that Hospital makes the Pre-payment Election, then Purchaser shall pay to Hospital at Closing in immediately available wire transfer funds the agreed upon pre-payment amount of ONE MILLION AND NO/100 DOLLARS $1,000,000.00) in the aggregate (the “Pre-payment Amount”), which Hospital and Purchaser have agreed is the present value of such minimum Net Rent. The Pre-payment Amount shall result in a corresponding reduction to the Purchase Price. In the event Purchaser so pays the Pre-Payment Amount, then: (i) Purchaser shall not be required to pay any minimum Net Rent due under the Campus Ground Leases or the Dunkirk Ground Lease for the full terms thereof, but Purchaser shall be required to pay any other amounts due thereunder, including, but not limited to, Capital Costs, Additional Rent and Common Area Rent, and (ii) the Campus Ground Leases and the Dunkirk Ground Lease shall be amended to reflect the pre-payment described in this Section 9.08. Only Hospital can make the Pre-payment Election. Purchaser cannot make the Pre-payment Election. In addition to the forgoing, the parties acknowledge that the Purchase Price has been set with the assumption that the Hospital would make the Pre-payment Election (i.e., the Purchase Price has been increased by One Million Dollars ($1,000,000.00) with the assumption that One Million Dollars ($1,000,000.00) would be paid to the Hospital at Closing and that the Purchase Price would be reduced by One Million Dollars ($1,000,000.00)). Accordingly, if the Hospital does not make the Pre-payment Election then: (i) the Purchase Price shall be reduced to Thirty-seven Million Nine Hundred Thirty-five Thousand Two Hundred Fifty Dollars ($37,935,250.00), and (ii) Purchaser shall be required to pay all minimum Net Rent (as well as all other rent due) under the Campus Ground Leases and the Dunkirk Ground Lease.

ARTICLE X

Notices

Section 10.01. Notices. Any notice, demand or other communication which may or is required to be given under this Contract must be in writing and must be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; or (c) transmitted by reputable overnight courier service, such as Federal Express. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by registered or certified mail, return receipt requested, or (iii) the first (1st) business day after the date of deposit, if transmitted by reputable overnight courier service. Purchaser and Sellers may change its address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Purchaser:	CHP Partners, LP
CNL Center at City Commons
450 South Orange Ave. Orlando, Florida 32801
Attn.: Joseph T. Johnson, SVP and CFO and
Holly J. Greer, SVP and General Counsel
	Telephone No.:	407-540-7618 (Johnson)
407-540-7546 (Greer)

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 N. Eola Drive
Orlando, Florida 32801
Attention: John D. Ruffier, Esquire
Telephone: (407) 418-6414
Email: john.ruffier@lowndes-law.com

If to Sellers or Hospital:	CMH Holding Co.
CMH II Holding Co.
Calvert Medical Arts Center, LLC
Calvert Memorial Hospital of Calvert County
100 Hospital Road
Prince Frederick, Maryland 20678
Attention: James J. Xinis
Telephone: ( )
Email:

With a copy to:	Robert E. Scher, Esquire
Ober, Kaler, Grimes & Shriver,
A Professional Corporation
100 Light Street
Baltimore, Maryland 21202
Telephone: 410-347-7373
Email: rescher@ober.com

Purchaser’s counsel may deliver any notice required or otherwise permitted to be given by Purchaser hereunder with the same effect as if given directly by Purchaser. Sellers’ counsel may deliver any notice required or otherwise permitted to be given by Sellers hereunder with the same effect as if given directly by Sellers.

ARTICLE XI

Risk of Loss

Section 11.01. Minor Damage. In the event of “minor” loss or damage [being defined for the purpose of this Contract as damage to the Improvements such that the Improvements could be repaired or restored, in the opinion of an architect mutually acceptable to Sellers and Purchaser (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchaser and Sellers), to a condition substantially similar to that of the Improvements immediately prior to the event of damage at a cost equal to or less than Five Hundred Thousand Dollars ($500,000)], neither Sellers nor Purchaser shall have the right to terminate this Contract due to such minor loss or damage but Sellers shall, at Sellers’ option as expressed to Purchaser in writing, either (a) reduce the Purchase Price by an amount equal to the cost to repair such damage, or (b) repair and restore the damaged portion of the Improvements to a condition substantially similar to that which existed immediately prior to the occurrence of such damage and in either such event Sellers shall retain all of Sellers’ right, title and interest to any claims and proceeds Sellers may have with respect to any casualty, rental loss and other insurance policies relating to the Improvements. If Sellers elects to repair and restore the damaged portion of the Improvements, Sellers shall act promptly and diligently to complete such repairs in a good and workmanlike manner and shall complete such repairs prior to the date set for Closing if reasonably possible. If it is not reasonably possible to complete such repairs prior to the date set for Closing, the parties will nonetheless proceed to the Closing, but Sellers must give Purchaser a credit equal to the remaining cost to complete such repairs.

Section 11.02. Major Damage. In the event of a “major” loss or damage (being defined as any loss or damage which is not “minor” as defined hereinabove), Purchaser shall have the option of terminating this Contract by written notice to Sellers, in which event Purchaser shall be entitled to the return of the Earnest Money Deposit and Sellers and Purchaser shall thereupon be released from any and all liability hereunder except for those liabilities which expressly survive termination. If Purchaser elects not to terminate this Contract, Purchaser and Sellers shall proceed with the Closing, provided Sellers shall assign all of Sellers’ right, title and interest to any claims and proceeds Sellers may have with respect to any casualty, rental loss and other insurance policies relating to the Improvements, and Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Purchaser, together with the uninsured portion of any such damage.

Section 11.03. Condemnation. If before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Improvements and, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would materially interfere with the current use of the Improvements, then Purchaser may terminate this Contract upon written notice to Sellers and Sellers and Purchaser shall be entitled to the return of the Earnest Money Deposit and Purchaser shall thereupon be released from any and all further liability hereunder. If Purchaser does not elect to terminate this Contract within ten (10) business days after receipt of written notice of the commencement of any such proceedings, or if, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would not materially interfere with Sellers’ current use of the Improvements, Sellers shall assign to Purchaser at the Closing all rights and interest of Sellers in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings.

ARTICLE XII

Miscellaneous

Section 12.01. Entire Agreement; Confidentiality. This Contract constitutes the entire agreement between the parties hereto and supersedes any prior understanding, letter of intent or written or oral agreements between the parties concerning the Property. The terms, covenants and conditions of this Contract shall be kept confidential and no press release or other publicity regarding the terms of this Contract or Purchaser’s acquisition of the Property shall be authorized by either party without the other party’s prior written consent, provided that the foregoing shall not prohibit (a) Purchaser from disclosing the terms hereof to potential investors, shareholders, members, creditors, regulatory authorities (including the Securities and Exchange Commission), rating agencies, advisors, consultants, employees, representatives, tenants or landlords; (b) Sellers and Hospital from disclosing the terms hereof to its affiliates and their respective shareholders, members, creditors, regulatory authorities, rating agencies, advisors, consultants, employees, representatives, tenants or landlords; (c) any disclosures by either party required in connection with any proposed financing of the Purchase Price or any portion thereof, or any activities intended to promote Closing or satisfy conditions precedent to Closing or otherwise required by applicable law; or (d) any disclosures required for Purchaser to comply with applicable law including, but not limited to, regulatory filings.

Section 12.02. No Rule of Construction. This Contract has been drafted by both Sellers and Purchaser and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 12.03. Multiple Counterpart; Governing Law. This Contract may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument, and shall be construed and interpreted under the laws of the State in which the Improvements are located (without regard to conflicts of laws) and all obligations of the parties created hereunder are performable in the City and County in which the Improvements are located.

Section 12.04. Attorneys’ Fees. In the event of any litigation or other proceeding brought by either party hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of suit. The provisions of this Section 12.04 shall survive Closing and any termination of this Contract.

Section 12.05. Assignment. This Contract may be assigned by Purchaser to its affiliates and/or subsidiaries, in whole or in part, without Sellers’ prior written consent, provided that Purchaser delivers an assignment agreement reasonably satisfactory to Sellers. This Contract may not be assigned by Purchaser to unrelated parties, in whole or in part, without Sellers’ prior written consent. This Contract and all rights hereunder shall inure to and be binding upon the respective heirs, personal representatives, successors and permitted assigns of Sellers and Purchaser.

Section 12.06. Interpretation. This Contract shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Improvements, Intangible Improvements and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Contract in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Contract; (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Contract; and (l) the word “person” shall mean and include an individual, a corporation, a limited liability company, a partnership, a limited partnership, a trust and any other form of legal entity.

Section 12.07. Exhibits. The exhibits attached hereto shall be deemed to be an integral part of this Contract.

Section 12.08. Modifications. This Contract cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by Broker or the Title Company.

Section 12.09. Reporting Person. Purchaser and Sellers hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.10. Time of Essence. Time is of the essence to both Sellers and Purchaser in the performance of this Contract, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article IV of this Contract. If the final day of any period of time set out in any provision of this Contract falls upon a Saturday, Sunday or a legal holiday under the laws of the State in which the Improvements are located, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 12.11 Effectiveness. This Contract shall not be binding against Sellers, Hospital or Purchaser and shall have no legal effect whatsoever under any circumstances unless and until fully executed copies of this Contract (including bearing the signature of Broker and Title Company) are delivered to each of the Sellers, Hospital and Purchaser.

[SEE SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, this Contract has been executed by Purchaser, Sellers and Hospital as of (but not necessarily on) the date and year first above written.

PURCHASER:

CHP PARTNERS, LP, a Delaware limited partnership

By:	CHP GP, LLC, a Delaware limited liability company, its general partner

	By:	CNL Healthcare Properties, Inc., a Maryland corporation, managing member of general partner

		By:	/s/ Tracey Bracco
		Name:	Tracey Bracco
		Title:	Vice President

SELLERS:

CMH HOLDING CO., a Maryland non-stock corporation

By:	/s/ James J. Xinis
James J. Xinis
President

CMH II HOLDING CO.,
a Maryland non-stock corporation

By:	/s/ James J. Xinis
James J. Xinis
President

CALVERT MEDICAL ARTS CENTER, LLC,
a Maryland limited liability company

By:	/s/ James J. Xinis
James J. Xinis
Title:

HOSPITAL:

CALVERT MEMORIAL HOSPITAL OF CALVERT COUNTY,
a Maryland non-stock corporation

By:	/s/ James J. Xinis
James J. Xinis President

TITLE COMPANY JOINDER

The Title Company joins herein in order to evidence its agreement to perform the duties and obligations of the Title Company set forth herein and to acknowledge receipt of original counterparts of this Contract signed by Sellers, Hospital and Purchaser. The Title Company will promptly notify the parties upon its receipt of all or any part of the Ernest Money Deposit.

Date: June 26, 2013.

FIRST AMERICAN TITLE INSURANCE COMPANY - NCS ORLANDO

By:	/s/ Susan VanderJagt
Name:	Susan VanderJagt
Title:	Sr. Commercial Closer

BROKER JOINDER

Broker joins herein in order to (a) acknowledge receipt of a fully executed copy of this Contract; and (b) evidence such Broker’s consent to the terms, limitations, restrictions and covenants set forth in Section 7.04 and Section 12.01, but not otherwise.

Date: June 24, 2013.

CAIN BROTHERS RE LLC

By:	/s/ J. Michael Davis
Name:	J. Michael Davis
Title:	Manager

LIST OF EXHIBITS

Exhibit A	–	Articles of Transfer and Certificate of Conveyance
Exhibit B	–	Deeds
Exhibit C	–	Bill of Sale
Exhibit D	–	Amended, Restated and Consolidated MOB Ground Lease
Exhibit E	–	Amended and Restated Medical Arts Ground Lease
Exhibit F	–	Dunkirk Ground Lease
Exhibit G	–	Ground Sublease
Exhibit H	–	Parking Sublease
Exhibit I	–	Memoranda of Leases
Exhibit J	–	Lease Assignment
Exhibit K	–	FIRPTA Affidavit
Exhibit L	–	Tenant Letter
Exhibit M	–	Disclosure Schedule
Exhibit N	–	Tenant Estoppel Certificates
Exhibit O	–	Form of Third Party Lease
Exhibit P	–	Form of Hospital Lease

LIST OF SCHEDULES

Schedule 2.01	–	Purchase Price allocation
Schedule 3.03	–	List of Certain Review Items
Schedule 5.01(e)	–	Existing Encumbrances
Schedule 5.02	–	Owner Affidavit and GAP Indemnity
Schedule 9.01(e)	–	Rent Roll; Lease Defaults and Lease Improvement Issues
Schedule 9.01(g)	–	Service Contracts
Schedule 9.05 (e)	–	Third Party Lease Terms
Schedule 9.07	–	Hospital Lease Terms